Charles E. Smith

                           Certified Public Accountant
                                 709-B West Rusk
                                    Suite 580
                              Rockwall, Texas 75087

                            TELEPHONE (214) 212-2307

                                November 6, 2001

U.S. Securities & Exchange Commission
450 Fifth Street NW
Washington, DC 20549

                                          RE:  Discount Mortgage Source, Inc.

Dear Sir,

Discount Mortgage Source, Inc. had engaged Charles E. Smith to audit its financial statements at and for the period ended September 30, 2000 and had included my report for September 30, 2001 in its Form SB-1 filing in the year 2000. On November 1, 2001, I resigned as auditor due to time constraints and notified Discount Mortgage Source, Inc. at that time.

During Discount Mortgage Source, Inc.'s relationship with me, Charles E. Smith, Certified Public Accountant, there were no disagreements between During Discount Mortgage Source, Inc. and myself on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. In addition, there were no disagreements between Discount Mortgage Source, Inc. and myself on any matter of accounting principles or practices, financial statement disclosure or auditing scope and procedures for the proposed work for the September 30, 2001 financial statements, or for any other work in connection with during Discount Mortgage Source, Inc.

In addition, I have reviewed the Form 8-K to be filed on November 6, 2001, and agree with the comments and statements made regarding my relationship with Discount Mortgage Source, Inc.

Please contact me if you should need any further information.

Respectfully Yours,


/s/  Charles E. Smith
---------------------
     Charles E. Smith